Exhibit 99.2

Merrill Lynch & Co., Inc.				Attachment I
(Unaudited)			(dollars in billions)

U.S. Super Senior ABS CDO Exposure			Long	Short	Net
As Reported In Earnings Release dated July 17, 2008			$19.9	($15.6)	$4.3
Sale of CDOs:
Sale Price of CDOs			(6.7)	--	(6.7)
Loss on Sold CDOs			(4.4)	--	(4.4)
Total Reduction in Exposure from Sale			(11.1)	--	(11.1)

Impact of Termination and Potential Terminations:
Termination of XL Hedges			--	1.2	1.2
Potential Terminations of Other Monoline Hedges on Long Position Sold			--	7.2	7.2
Total Increase in Exposure from Terminations and Potential Settlements			--	8.4	8.4

Pro Forma			$8.8	($7.2)	$1.6

Credit Default Swaps with Financial Guarantors on U.S. Super Senior ABS CDOs	Notional of CDS	Net Exposure	Mark-to-Market Prior to Credit Valuation Adjustments	Life-to- Date Credit Valuation Adjustments	Carrying Value
As Reported In Earnings Release dated July 17, 2008	($18.7)	($9.6)	$9.1	($6.2)	$2.9

Impact of Termination and Potential Terminations:
Termination of XL Hedges	3.7	1.2	(2.5)	1.5	(1.0)	(1)
Potential Terminations of Other Monoline Hedges on Long Position Sold	12.1	7.2	(4.9)	4.1	(0.8)
Pro Forma	($2.9)	($1.2)	$1.7	($0.6)	$1.1

Impact to Pre-Tax Earnings
Net Loss on Sold CDOs					($4.4)
Impact of Termination and Potential Terminations:
Net Loss on Termination of XL Hedges ("BBB" Rating Band)					(0.5)	(1)
Max Loss on Potential Terminations of Other Monoline Hedges on Long Position Sold					(0.8)
3Q08 Impact of CDO Sale and Monoline Hedges					($5.7)

(1) Merrill Lynch has executed an agreement to terminate all of its CDO-related hedges with XL, which at June 27, 2008 had a carrying value of approximately $1 billion in exchange for an upfront cash payment of $500 million. This will result in a net loss of approximately $528 million.

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Merrill Lynch & Co., Inc.			Attachment II
(Unaudited)	(dollars in billions except per share amounts, shares in millions)

Pro Forma Stockholders' Equity
	2Q08 Estimate	Pro Forma Adjustments (1)	2Q08 Pro Forma (1)
Stockholders' Equity
Common Stockholders’ Equity	$21.1	$11.7	$32.8
Preferred Stockholders' Equity	13.7	(5.4)	8.3
Total Stockholders' Equity	$34.8	$6.3	$41.1

Common Shares Outstanding (millions)	985	508	1,493
Book Value per Common Share	$21.43		$21.95

"If-Converted" Stockholders' Equity
Common Stockholders’ Equity	$21.1	$11.7	$32.8
Convertible Preferred Stock	6.6	(5.4)	1.2
"If-Converted" Stockholders' Equity	$27.7	$6.3	$34.0

"If Converted" Common Shares Outstanding (millions)	1,111	418	1,529
"If-Converted" Book Value per Common Share	$24.94		$22.21

Tier 1 Capital Ratio (Tier 1 / Risk Weighted Assets)	7.5%		10.5%
Total Capital Ratio (Total Allowable Capital / Risk Weighted Assets)	12.1%		16.6%

(1) Pro forma adjustments include the following transactions (including estimates for transaction-related adjustments):
(a) Gain on completed sale of Bloomberg for $4.425 billion in proceeds.
(b) Estimated gain on closing planned sale of a majority of FDS amounting to substantially all of the enterprise value of approximately $3.5 billion, marking remaining stake to sale price.

This sale is currently subject to a non-binding letter of intent and there can be no assurance that a definitive agreement will be completed with the current purchasers, or if a sale is consummated, that it will be on the financial terms reflected in our pro forma calculations and disclosures.

(c) Pre-tax write-downs of $4.4 billion associated with the CDO sale and an additional $1.3 billion related to termination and settlement negotiations with monoline guarantors.
(d) Conversion of $5.4 billion of Merrill Lynch's 9% Non-Voting Mandatory Convertible Preferred Stock into 198.0 million shares of common stock.

(e) The offering of 310,000,000 shares of common stock at a price of $27.52 per share (the closing price as of July 25, 2008) for total proceeds of $8.5 billion, less $2.5 billion paid to Temasek in satisfaction of obligations under the reset provision, and including 13.5 million incremental 'if-converted' common shares to reflect the exchange for a new mandatory convertible preferred stock issuance.

CONTACT:
Merrill Lynch
Media Relations:
Jessica Oppenheim, 212-449-2107
jessica_oppenheim@ml.com
or
Investor Relations:
Sara Furber, 866-607-1234
investor_relations@ml.com

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